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                  IRREVOCABLE PROXY COUPLED WITH AN INTEREST

      The undersigned hereby irrevocably appoint(s) Cerner Corporation, a Delaware corporation ("Cerner"), as the proxy of the undersigned and hereby grant(s) to Cerner this irrevocable proxy coupled with an interest ("Irrevocable Proxy") with respect to ___________ shares (the "Shares," which term shall include any and all other shares of Preferred Stock as defined below or securities or rights issued or issuable in respect thereof on or after the date hereof) of Series C Redeemable Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of Dynamic Healthcare Technologies, Inc., a Florida corporation (the "Company"), that the undersigned own(s) of record, or otherwise has the right to vote, with all power and authority to vote and to execute and deliver written consents, in each case, in the name, place and stead of the undersigned, and at any annual or special meeting of shareholders of the Company, or at any adjournment or postponement thereof, or as to any action that can be taken by written consent, in favor of approval and adoption of the Agreement and Plan of Merger dated the date hereof among Cerner, the Company and Cerner Holdings, Inc., a Delaware corporation ("Merger Sub"), as may be amended from time to time, the ("Merger Agreement"), the Merger, any other transactions or matters contemplated by the Merger Agreement, and any actions required in furtherance of any of the foregoing, in such manner as Cerner may determine in its sole and unlimited discretion, in each case to the same extent and with the same effect as the undersigned might or could do under any applicable law or regulation governing the rights and powers of shareholders of a Florida corporation, irrespective of whether the undersigned is present at such meeting.

      This Irrevocable Proxy constitutes a valid and effective irrevocable proxy coupled with an interest of Cerner in the Shares of the undersigned in respect of the foregoing Shares of Preferred Stock of the Company; revokes any proxy or proxies heretofore given by the undersigned in respect of any Shares of Preferred Stock of the Company; this Irrevocable Proxy shall remain in full force and effect until the earlier of (i) termination of the Merger Agreement in accordance with Article IX thereof, (ii) the consummation of the Merger, or
(iii) termination of Article I of the Shareholder Agreement dated the date hereof among Cerner and certain holders of Preferred Stock. Unless otherwise defined herein, all capitalized terms shall have the respective meanings set forth in the Merger Agreement.

      This Irrevocable Proxy shall continue to cover the Shares sold, transferred or otherwise disposed of after the date hereof through the time period referred to in the last clause of the immediately preceding paragraph.


Dated as of September ___, 2001           ------------------------------------
                                          Name:
                                                 -----------------------------




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STATE OF                )
         ---------------
                        )  ss.
COUNTY OF               )
          --------------

            Sworn to and subscribed before me this ____ day of September, 2001 and acknowledged before me as being the free act and deed of the above signatory.

                                       ----------------------------------------
                                                  Notary Public

My Commission expires:
                       -------------



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